Exhibit 99.1

IXYS Corporation Reports Results for the Fourth Quarter and Fiscal Year Ended March 31, 2016

Fourth Quarter Highlights:

  Net revenue was $79.8 million, a sequential increase of $4.6 million, or 6.2%, from $75.1 million in the December 2015 quarter.
  Net income was $6.2 million or $0.19 per diluted share, which favorably compared to the December 2015 quarter’s net income of $2.3 million, or $0.07 per diluted share.
  IXYS generated $5.9 million in cash from operations during the quarter.
  The company conducted a stock buyback of 180,000 shares for approximately $1.9 million.
  IXYS declared a $0.04 per share dividend, marking the fourteenth consecutive quarter of dividends.

Fiscal Year End Highlights:

  Gross profit for the twelve months ended March 31, 2016 was $99.8 million, or 31.4% of net revenues, as compared to gross profit of $102.0 million, or 30.1% of net revenues, for the prior fiscal year. IXYS’ gross profit percentage increased by 130 basis points year-over-year.
  Adjusted EBITDA, which excludes stock-based compensation expense, was $42.5 million for the fiscal year ended March 31, 2016.

LEIDEN, Netherlands & MILPITAS, Calif.--(BUSINESS WIRE)--May 26, 2016--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its fourth quarter and fiscal year ended March 31, 2016.

Net revenues for the quarter were $79.8 million versus $82.9 million in net revenues for the same period in the prior fiscal year. Sequentially, March 2016 quarter net revenues were up $4.6 million, or 6.2%, from $75.1 million in the December 2015 quarter.

For the twelve months ended March 31, 2016, IXYS reported net revenues of $317.2 million, as compared to net revenues of $338.8 million for the prior fiscal year.

“During the March 2016 quarter, we noticed a resumption of upward revenue trends across nearly all product lines and most applications. IXYS benefits from a diverse customer base of more than 3,500 customers worldwide, many of which have started to restock their inventory,” commented Dr. Nathan Zommer, CEO and Founder of IXYS. “We intend to capitalize on the industry consolidation of the past year, and capture greater market share. Our organic growth initiatives (R&D spending, product portfolio expansion and “World of IXYS” marketing/sales resources) and acquisitive strategies have already enticed new customers to seek out our technologies.”

Net income for the quarter ended March 31, 2016 was $6.2 million, or $0.19 per diluted share, as compared to net income of $7.8 million, or $0.24 per diluted share, for the same period in the prior fiscal year. Importantly, net income more than doubled sequentially, as December 2015 net income was $2.3, million or $0.07 per diluted share.

The March 2016 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $8.2 million, or $0.26 per diluted share, as compared to non-GAAP net income of $9.9 million, or $0.30 per diluted share, for the same period in the prior fiscal year.

Net income for the twelve months ended March 31, 2016 was $14.7 million, or $0.46 per diluted share, as compared to net income of $23.7 million, or $0.74 per diluted share, for the prior fiscal year.

For the twelve months ended March 31, 2016, non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $22.4 million, or $0.69 per diluted share, as compared to non-GAAP net income of $32.0 million, or $1.00 per diluted share, for the prior fiscal year.

Gross profit for the quarter ended March 31, 2016 was $24.1 million, or 30.2% of net revenues, as compared to gross profit of $25.3 million, or 30.5% of net revenues, for the same quarter in the prior fiscal year. The gross profit margin has been in excess of 30% of net revenues for the past seven quarters.

Gross profit for the twelve months ended March 31, 2016 was $99.8 million, or 31.4% of net revenues, as compared to gross profit of $102.0 million, or 30.1% of net revenues, for the prior fiscal year. IXYS’ gross profit percentage increased by 130 basis points year-over-year.

Cash and cash equivalents totaled $155.8 million at March 31, 2016, after generating $5.9 million in cash from operations during the quarter. IXYS was able to increase its cash position, even after a $1.9 million stock buyback of 180,000 shares during the quarter. The company also declared a $0.04 per share dividend, highlighting the fourteenth consecutive quarter of dividends.

Adjusted EBITDA, which excludes stock-based compensation expense, was $11.8 million and $42.5 million, respectively, for the quarter and fiscal year ended March 31, 2016.

“We are enthusiastic about growth prospects for IXYS in the coming year, as we are seeing more sales activity across geographies and markets. We are also pleased by the sustainability of our gross margins, which further validates our earlier decision to focus on higher margin product sales. In conjunction with sales, IXYS is equally committed to lowering operating expenses. We continue to focus on this two-pronged effort to further increase profitability,” said Mr. Uzi Sasson, President and Chief Financial Officer of IXYS. “Healthier macroeconomic conditions, and concurrent customer purchasing visibility, may be on the horizon. In this tenuously optimistic market, we expect revenues in the June 2016 quarter to increase slightly from the March 2016 results.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter and year ended March 31, 2016, the company incurred non-cash charges, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the March 31, 2016 quarter and year to exclude the impact of amortization of intangible assets and stock compensation expenses and the applicable tax at the effective tax rate for the respective periods, results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA for the March 31, 2016 quarter and year reflects the exclusion of depreciation and amortization, stock compensation expenses, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits, and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to inventory restocking, our intention regarding industry consolidation and market share, our organic growth initiatives, acquisitive strategies, new customers, growth prospects, sales activity, gross margins, focus on higher margin product sales, commitment to lowering operating expenses, increase in profitability, macroeconomic conditions, customer purchasing visibility and our revenues in the June 2016 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended December 31, 2015. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	March 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$155,806	$121,164
Restricted cash	277	266
Accounts receivable, net	38,440	41,042
Inventories, net	89,604	82,005
Prepaid expenses and other current assets	4,203	3,413
Total current assets	288,330	247,890
Property, plant and equipment, net	42,623	42,545
Other assets	63,724	51,463
Deferred income taxes	28,024	31,957

Total assets	$422,701	$373,855

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$-	$464
Current portion of notes payable to bank	1,804	45,790
Accounts payable	11,416	12,675
Accrued expenses and other current liabilities	21,290	19,865
Total current liabilities	34,510	78,794
Notes payable and other liabilities, net of current portion	92,589	10,528
Pension liabilities	16,307	17,232
Total liabilities	143,406	106,554

Common stock	382	381
Additional paid-in capital	152,200	152,874
Retained earnings	146,979	137,134
Accumulated other comprehensive (loss)	(20,266)	(23,088)
Stockholders' equity	279,295	267,301

Total liabilities and stockholders' equity	$422,701	$373,855

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net revenues	$79,772	$82,926	$317,209	$338,767
Cost of goods sold	55,657	57,646	217,451	236,802
Gross profit	24,115	25,280	99,758	101,965
Operating expenses:
Research, development and engineering	7,219	6,180	29,986	26,667
Selling, general and administrative	8,789	10,142	38,384	41,810
Amortization of intangibles	1,273	1,433	5,555	5,978
Total operating expenses	17,281	17,755	73,925	74,455
Operating income	6,834	7,525	25,833	27,510
Other (expense) income, net	56	1,410	(2,344)	2,920
Income before income tax provision	6,890	8,935	23,489	30,430
Provision for income tax	693	1,139	8,748	6,690
Net income	$6,197	$7,796	$14,741	$23,740

Net income per share - basic	$0.20	$0.25	$0.47	$0.75

Weighted average shares used in per share calculation - basic	31,441	31,663	31,579	31,531

Net income per share - diluted	$0.19	$0.24	$0.46	$0.74

Weighted average shares used in per share calculation - diluted	32,076	32,413	32,381	32,239

Reconciliation of net income to Non-GAAP net income (in thousands, unaudited):
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net income	$6,197	$7,796	$14,741	$23,740

Amortization of intangible assets	1,273	1,433	5,555	5,978
Stock compensation expense	814	740	3,343	2,867
Tax on stock compensation expense	(82)	(94)	(1,245)	(630)
Non-GAAP net income	$8,202	$9,875	$22,394	$31,955

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted (unaudited):
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net income per share, diluted	$0.19	$0.24	$0.46	$0.74

Amortization of intangible assets	0.04	0.04	0.17	0.19
Stock compensation expense	0.03	0.02	0.10	0.09
Tax on stock compensation expense	0.00	0.00	(0.04)	(0.02)
Non-GAAP net income per share, diluted	$0.26	$0.30	$0.69	$1.00

Weighted average shares used in per share calculation, diluted	32,076	32,413	32,381	32,239

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net income	$6,197	$7,796	$14,741	$23,740

Add:
Income tax expense	693	1,139	8,748	6,690
Interest expense	611	273	1,641	1,397
Depreciation and amortization	3,503	4,080	13,981	17,311
Stock compensation expense	814	740	3,343	2,867
Adjusted EBITDA	$11,818	$14,028	$42,454	$52,005

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO